EXHIBIT 10.1
ADVISORY AGREEMENT
     THIS AGREEMENT, is made as of the 1st day of January, 2010, by and among the GLOBAL TREND SERIES (USD) of the CAMPBELL GLOBAL TREND FUND, L.P. a Delaware series limited partnership (the “Series”) and CAMPBELL & COMPANY, INC., a Maryland corporation (the “General Partner” and “Trading Advisor”).
W I T N E S S E T H:
     WHEREAS, the Campbell Global Trend Fund, L.P. is a series limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the “Act”); and
     WHEREAS, the Global Trend Series (USD) is a separate and independent series of the Campbell Global Trend Fund, L.P.; the assets of each series are unavailable to settle obligations of any other series of the Campbell Global Trend Fund, L.P.; and
     WHEREAS, the Series is more fully described in the Prospectus prepared in connection with the placement of units of limited liability partnership interest in the Series (“Units”), as may be supplemented or amended from time to time (capitalized terms used herein but not defined have or will have the meanings ascribed to them in the Prospectus); and
     WHEREAS, the Trading Advisor is engaged principally in rendering management and commodity trading services and is registered as a commodity trading advisor and commodity pool operator under the Commodity Exchange Act (the “CEA”) and is a member of the National Futures Association (“NFA”) in such capacities; and
     WHEREAS, the Series desires to appoint the Trading Advisor to provide commodity pool operator, commodity trading, and other services to the Series in the manner and on the terms hereinafter set forth; and
     WHEREAS, the Trading Advisor wishes to accept such appointment to provide commodity pool operator, commodity trading, and other services to the Series on the terms and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained, the Series and the Trading Advisor hereby agree as follows:
     1. DUTIES OF THE TRADING ADVISOR
     (a) The Trading Advisor shall act as a commodity pool operator and trading advisor of the Series and to furnish, or arrange for the furnishing of, the commodity pool operator, commodity trading, and other services described below, for the period and on the terms and conditions set forth in this Advisory Agreement (the “Agreement”). Additionally, the Trading Advisor will provide certain administrative, transfer agency and investor services to the Series. The Trading Advisor hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Trading Advisor, its affiliates, or any entity performing services for the Series on behalf of the Trading Advisor for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided herein or authorized, shall have no authority to act for or represent the Series in any way or otherwise be deemed agents of the Series.

     (b) Management and Administrative Services. The Trading Advisor shall perform, or arrange for the performance of, the management and administrative services necessary for the operation of the Series, including administering Limited Partner accounts and handling Limited Partner relations. The Trading Advisor shall provide the Series with office space, facilities, equipment and necessary personnel and such other services as the Trading Advisor, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. Additionally, with regard to administrative services, the Trading Advisor shall reconcile cash and investment balances; calculate contractual expenses, including management fees and performance fees; determine net income; arrange for the computation of the Series’ net asset value, prepare the Series’ Statement of Assets and Liabilities and Statement of Operations; prepare the Series’ annual reports; prepare and file certain federal and state tax returns for the Series; maintain the register of Limited Partners, including any transfer or redemption of Units; and allocate income, expenses, gains and losses to the Limited Partners. The Trading Advisor, also on behalf of the Series, shall conduct relations with depositories, transfer agents, pricing agents, dividend disbursing agents, other Limited Partner servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in the Trading Advisor’s discretion. The Trading Advisor generally shall monitor the Series’ compliance with investment policies and restrictions as set forth in the Prospectus.
     (c) Commodity Trading Services. As of the commencement of trading operations of the Series and until termination of this Agreement, the Trading Advisor shall have sole authority and responsibility for directing the investment and reinvestment of the Series’ assets. The Trading Advisor will determine trades on behalf of the Series in accordance with the Series’ Prospectus. All purchases and sales of commodity interests shall be for the account of and at the risk of the Series. All brokerage and floor commissions and fees, option premiums, and other transaction costs and expenses incurred in connection with transactions by and for the Series shall be charged to the Series. The Trading Advisor shall receive a Commodity Trading Authorization appointing it the Series’ agent and attorney-in-fact for such purpose. The Trading Advisor has chosen Newedge USA LLC as the Series’ clearing broker (the “Futures Broker”) and the Royal Bank of Scotland plc as the foreign exchange prime broker (the “Prime Broker”), although the Trading Advisor may select additional or replacement Futures Brokers or Prime Brokers if it deems such action to be in the best interest of the Series.
     (d) Trading Advisor not an Agent. When acting as the Series’ trading advisor, the Trading Advisor is an independent contractor and unless otherwise provided herein or authorized in writing, shall have no authority to act for or represent the Series in any way and shall not be deemed an agent of the Series.
     2. ALLOCATION OF CHARGES AND EXPENSES
     (a) The Trading Advisor. The Trading Advisor shall provide the staff and personnel necessary to perform its obligations under this Agreement, shall assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, shall provide the office space, facilities, equipment and necessary personnel which it is obligated to provide under Section 1 hereof.
     (b) The Series. The Series shall pay its organizational and ongoing offering costs (collectively, “Offering Costs”) as incurred, subject to an annual cap of 0.50% of the Series’, and in turn, each Class of Units’, average month-end net assets. Such Offering Costs include all fees and expenses in connection with the distribution of the units, including legal, accounting, printing, mailing, filing fees, escrow fees, salaries and bonuses of employees while engaged in sales activities, and marketing expenses of Campbell & Company and the selling agents which are paid by the Series. Any Offering Costs incurred in excess of the aforementioned annual cap shall be initially paid by the Trading Advisor; provided, however, that the Series shall reimburse the Offering Costs paid by the Trading Advisor at such time, if any, as the Series is able to do so within the limit of the aforementioned cap. In its discretion, the Trading Advisor may require the Series to reimburse the Trading Advisor in any subsequent calendar year for amounts that exceeded these limits in any calendar year, provided that the maximum amount reimbursed by the Series in any calendar year not exceed the overall limits set forth above. In no event will the reimbursement exceed 2.5% of the total subscriptions accepted by the Series. Each Class of Units (excluding Class E (USD) Units) is specifically allocated its pro rata share of all such costs.
     (c) The Series shall pay its administrative and operating expenses (collectively, “Operating Expenses”) as incurred. Such expenses are estimated to be 0.10% (and will not exceed 0.50%) of the Series’ net asset value per annum; 0.7 basis points (0.00007) of the 10 estimated basis points will be paid to Campbell & Company directly to cover administrative expenses incurred on behalf of the Series. Campbell & Company will be responsible for any such expenses during any year of operations which exceed such percentage estimate. Operating Expenses include, but are not limited to, administrative expenses; legal, tax, audit, professional, internal and external fund accounting, cash management, transfer agency and valuation expenses; corporate licensing and printing expenses; recordkeeping expenses; expenses incurred in communicating with Limited Partners, including the costs of preparing and printing reports to Limited Partners; and extraordinary expenses. Operating Expenses also include investment-related expenses, including, but not limited to, custodial fees, dealer mark-ups or spreads, and other transaction costs on its cash management. Each Class of Units (excluding Class E (USD) Units) is specifically allocated its pro rata share of all such expenses.
     (d) The Series shall pay any Sales Fees, Custodial Fees, and Transaction Fees as incurred and as described in the Prospectus and Limited Partnership Agreement.
     3. COMPENSATION OF THE TRADING ADVISOR
     (a) Management Fees. For the services rendered, the facilities furnished and the expenses assumed by the Trading Advisor, the Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units shall pay the Trading Advisor a monthly fee at the annual rate of 3% (2% for providing advisory services and 1% for acting as general partner) of the net asset value of the Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units, respectively, prior to any accrual for or payment of any Management Fee, Performance-Based Compensation, redemption or subscription effected during said month (the “Management Fees”). Net assets for these purposes means the total value of all assets attributable to the Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units, less an amount equal to all accrued debts, liabilities and obligations attributable to such Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units. The Management Fee is computed based on the net asset value of the Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units, respectively, as of the end of business on the last business day of each month, and will be due and payable in arrears, generally within twenty (20) business days after the end of the month. The Management Fee is paid out of and reduces the Series’ net assets. During any period when the determination of net asset value is suspended, the average net asset value of a Unit of the relevant Class for the day prior to such suspension shall for this purpose be deemed to be the net asset value of each succeeding day until it is again determined.
     (b) Performance Fee The Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units will pay the Trading Advisor quarterly performance fee equal to 20% of the new net profits (if any), exclusive of appreciation attributable to interest income, allocable to such Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units, respectively, and as adjusted for subscriptions and redemptions, on a cumulative high water mark basis, (the “Performance Fee”) charged quarterly on only the performance of the Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units, respectively. In respect of each Class of Units, “new net profits” means the total increase in Unit value of such Class of Units from the commencement of trading, minus the total increase in Unit value of such Class of Units for all prior quarters, multiplied by the number of Units of such Class outstanding. The Performance Fee is paid only on profits attributable to Class A (USD), Class B (USD), Class C (USD), Class D (USD), and Class E (USD) Units outstanding. The Performance Fee is accrued monthly and paid quarterly.
     Units that are redeemed other than at the end of the quarter will pay a Performance Fee if any would otherwise be due as of the end of the period in which the redemption occurs. If any payment is made by the Series in respect of Performance Fee and the Series thereafter incurs a net loss, the Trading Advisor will retain the amount previously paid.
     If Unit value during a quarter declines, no Performance Fee shall be payable until the Unit value rises at least to the Unit level when the preceding Performance Fee was paid. To the extent any Units are redeemed at a loss, any loss attributed to the redeemed Units shall not be carried forward to reduce further appreciation in Unit value.
     (c) If this Agreement becomes effective subsequent to the first day of a month or shall be terminated other than at the end of a period when a fee is otherwise payable, Performance Fee shall be calculated as if such termination date were the end of the calendar quarter and the Management Fee shall be prorated based on the number of trading days for which services were rendered divided by the total number of trading days in such month.
     (d) Neither the Trading Advisor nor its principals or employees shall receive any per-transaction compensation, renumeration, or payments whatsoever from any broker with whom the Series carries an account for any transactions executed in the Series’ account.
     4. STANDARD OF LIABILITY AND INDEMNITIES
     (a) The Trading Advisor and its affiliates, and their respective directors, managers, shareholders, officers, controlling persons, employees, sub-advisors, and agents and/or the legal representatives and controlling persons of any of the foregoing (together, the “Trading Advisor Parties”) shall not be liable to the Series or any of its successors or assigns for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Series, except that the Trading Advisor shall be liable in such capacity to the Series, as applicable, for losses, damages, costs and expenses sustained by the Series, or any of its successors or assigns as a result of (i) acts or omissions of the Trading Advisor with respect to the Series which constitute willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder; (ii) a material breach by the Trading Advisor of this Agreement; or (iii) a misleading or untrue statement of a material fact or omission to state a material fact relating to or concerning the Trading Advisor in its capacity as trading advisor contained in the Prospectus.
     (b) The Series shall indemnify the Trading Advisor Parties from and against any liabilities, claims, and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees and expenses reasonably incurred by such Trading Advisor Party in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, before any court or administrative or investigative body, in which such Trading Advisor Party may be or may have been involved as a party or otherwise or with which such Trading Advisor Party may be or may have been threatened, or thereafter by reason of such Trading Advisor Party having acted in any such capacity, except with respect to any matter as to which such Trading Advisor Party shall have been adjudicated by the highest court or tribunal that has jurisdiction over such matters not to have acted in good faith in determining that such Trading Advisor Party’s action was in the best interest of the Series and furthermore, in the case of any criminal proceeding, so long as such Trading Advisor Party had no reasonable cause to believe that the conduct was unlawful; provided, however, that (i) no Trading Advisor Party shall be indemnified hereunder against any liability to the Series or any expense of such Trading Advisor Party arising by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder.
     (c) The Trading Advisor shall indemnify, defend and hold harmless the Series from and against all losses, claims, damages, liabilities, costs and expenses sustained by the Series (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), to the extent and only to the extent that the Trading Advisor is liable to the Series pursuant to this Section 4. The Trading Advisor shall also reimburse any legal and other expenses reasonably incurred by the Series in connection with investigating or defending any loss, claim, damage, liability, cost or expense covered by this indemnity.
     (d) Advances from the Series to an indemnified party for legal expenses and other costs incurred as a result of a legal action will be made only if the following three conditions are satisfied: (1) the legal action relates to the performance of duties or services by the Trading Advisor or its related parties on behalf of the Series; (2) the legal action is initiated by a person which is not a party to this Agreement unless the prosecution of such action, suit, or other proceeding by a Trading Advisor Party was authorized by the General Partner; and (3) the indemnified party undertakes to repay the advanced funds to the Series in cases in which it would not be entitled to indemnification under this Section 4.
     (e) The rights accruing to any indemnified party under these provisions shall not exclude any other right to which such indemnified party may be lawfully entitled.
     (f) The provisions of this Section 4 shall survive the termination of this Agreement or the termination of the services of the Trading Advisor.
     5. ACTIVITIES OF THE TRADING ADVISOR
     (a) The investment management services of the Trading Advisor provided to the Series under this Agreement are not to be deemed exclusive. The Series acknowledges that the Trading Advisor will render advisory, consulting and management services to other clients, which may be charged different fees from those charged to the Series. The Trading Advisor shall be free to advise others and manage other accounts as well as trade for proprietary accounts during the term of this Agreement and to use the same or different information and trading methods and strategies which the Trading Advisor obtains, produces or utilizes in the performance of services for the Series, and the Trading Advisor shall be free to compete for the same instruments as the Series or to take positions in instruments which are the same as or opposite to the Series’ positions on behalf of the Trading Advisor and/or any other account advised, managed or traded by the Trading Advisor. It is agreed that the Trading Advisor may give advice and take action with respect to such other clients or for its own accounts that may differ from the advice or the timing or nature of action taken with respect to the Series. Furthermore, the Trading Advisor shall have no obligation to recommend for purchase or sale for the Series any asset that the Trading Advisor or an affiliate may purchase or sell for its own account or for the account of any of their clients.
     (b) However, the Trading Advisor warrants that the rendering of such consulting, advisory, and management services to other accounts and entities will not materially impair the discharge of the

Trading Advisor’s responsibilities under this Agreement and that the Trading Advisor will not knowingly and deliberately favor other clients’ accounts over the Series. The Series agrees that the Trading Advisor shall not be deemed to favor another account over the Series’ account for purposes of this Agreement where the Trading Advisor acts as described in the preceding paragraph and the Prospectus. If the Trading Advisor’s trading recommendations for the Series are altered because of the application of speculative limits to the Series’ positions as a result of trading activities of the Trading Advisor, it will not modify the trading instructions to the Series in a manner as to materially affect the Series disproportionately compared with other trading accounts.
     6. DURATION AND TERMINATION OF THIS AGREEMENT
     This Agreement shall continue in effect for successive one-year periods beginning as of the date hereof, or until its earlier termination as provided herein or upon (i) withdrawal of the Trading Advisor either as trading advisor or commodity pool operator; or (ii) the termination of the Series as provided in the Series’ Limited Partnership Agreement. Any Party may terminate this Agreement at the end of each twelve month term on sixty (60) days’ prior written notice to the other parties. The Series may terminate this Agreement upon written notice if (i) the Trading Advisor’s registration as a commodity trading advisor or commodity pool operator or membership in NFA is terminated; or (ii) the Trading Advisor materially breaches this Agreement.
     7. REPRESENTATIONS AND WARRANTIES
The Trading Advisor represents and warrants that;
     (a) It has full capacity and authority to enter into this Agreement and to provide the services required hereunder;
     (b) It will not, by acting as trading advisor and commodity pool operator to the Series, breach any undertaking, agreement, contract, statute, rule or regulation with which it is a party or by which it is bound which would materially affect the performance of its duties under this Agreement.
     (c) It is duly registered as a commodity trading advisor and commodity pool operator under the Commodity Exchange Act (the “CEA”) and is a member of the National Futures Association (“NFA”) in such capacities and it will maintain and renew such registrations and membership during the term of this Agreement.
     (d) All of the information in the Prospectus concerning the Trading Advisor, including but not limited to the Trading Advisor’s performance records and notes thereto, is complete, true, and accurate in all material respects and complies in all material respects with the CEA, the rules thereunder, and the rules of the NFA provided the statement or omission was inconformity with information provided by the Trading Advisor for such use therein.
     (e) It will promptly provide to the Series the most current version of its Commodity Trading Advisor Disclosure Document and any amendments thereto upon request; and
     (f) The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time any event has occurred which would make any of the foregoing not materially true, the Trading Advisor will promptly notify the Series.

     8. NO GUARANTEE OF PERFORMANCE.
     The Trading Advisor makes no promises, representations, warranties, or guarantees that any of its trading services rendered to the Series will result in a profit or will not result in a loss to the Series.
     9. NOTICES
     All notices required or desired to be delivered under this Agreement shall be delivered personally, by telex, telecopier or other means of electronic communication, or by registered or certified mail, postage prepaid, return receipt requested, as follows:
     If to the Trading Advisor:
Campbell & Company, Inc.
2850 Quarry Lake Drive
Baltimore, Maryland 21209
Telephone: (410) 413-2600
Fax: (410) 413-2574
Attention: Thomas P. Lloyd and Gregory T. Donovan
     If to the Series:
Campbell Global Trend Fund, L.P.
2850 Quarry Lake Drive
Baltimore, Maryland 21209
Telephone: (410) 413-2600
Fax: (410) 413-2574
Attention: Thomas P. Lloyd and Gregory T. Donovan
     10. GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     11. SURVIVAL OF CERTAIN TERMS
     The Series’ obligation to pay fees to the Trading Advisor for services rendered prior to any termination of this Agreement pursuant to Section 3 and the indemnities set forth in Section 4 shall survive any termination of this Agreement.
     12. ENTIRE AGREEMENT
     This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

     13. SEVERABILITY
     The invalidity or unenforceability of any provision of this Agreement or any covenant herein contained shall not affect the validity or enforceability of any other provision or covenant hereof or herein contained and any such invalid provision or covenant shall be deemed to be severable.
     14. AMENDMENT; WAIVER
     This Agreement may not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
     15. COUNTERPARTS
     This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement as if the signatures to each counterpart were upon a single instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original and not a facsimile signature.
     16. ASSIGNMENT
     This Agreement may not be assigned by any party without the prior written consent of the other parties.
     17. SUCCESSORS
     This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and, where permitted, their assigns.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

THE GLOBAL TREND SERIES (USD) of the CAMPBELL GLOBAL TREND FUND, L.P.
By:	CAMPBELL & COMPANY, INC.
its General Partner

By:	/s/ Thomas P. Lloyd
	Name:	Thomas P. Lloyd
	Title:	General Counsel

By:	/s/ Gregory T. Donovan
	Name:	Gregory T. Donovan
	Title:	Chief Financial Officer

CAMPBELL & COMPANY, INC.
By:	/s/ Thomas P. Lloyd
	Name:	Thomas P. Lloyd
	Title:	General Counsel

By:	/s/ Gregory T. Donovan
	Name:	Gregory T. Donovan
	Title:	Chief Financial Officer

January 1, 2010
Campbell & Company, Inc.
2850 Quarry Lake Drive
Baltimore, Maryland 21209
Re: Commodity Trading Authorization
Gentlemen:
     The Global Trend Series (USD) of the Campbell Global Trend Fund, L.P., a Delaware limited partnership, does hereby make, constitute and appoint you as its Attorney-in-Fact to purchase and sell commodity interests, including commodity futures contracts, through Newedge USA, LLC, as commodity broker, in accordance with the Advisory Agreement between us dated as of the above date.

Very truly yours, The Global Trend Series (USD) of the Campbell Global Trend Fund, L.P.
By:	Campbell & Company, Inc.
the General Partner

By:	/s/ Thomas P. Lloyd
	Name:	Thomas P. Lloyd
	Title:	General Counsel

By:	/s/ Gregory T. Donovan
	Name:	Gregory T. Donovan
	Title:	Chief Financial Officer